Exhibit 99.1

Contact: Carl J. Crosetto GSC Group 973-437-1007 Roland Tomforde Broadgate Consultants, LLC 212-232-2222

GSC Investment Corp. Announces Second Quarter 2010 Financial Results

NEW YORK, October 15, 2009 – GSC Investment Corp. (NYSE:GNV), a business development company, today announced financial results for the fiscal second quarter ended August 31, 2009.

Operating Results

For the quarter ended August 31, 2009, GSC Investment Corp. reported net investment income of $1.1 million, or $0.13 per share, and net loss on investments of $17.2 million, or $2.07 per share, resulting in a net decrease in net assets from operations of $16.2 million, or $1.94 per share. $16.1 million of the net loss was due to unrealized depreciation. Net asset value was $6.91 per share as of August 31, 2009 as compared to $8.85 per share as of May 31, 2009.

"The unrealized depreciation in our portfolio during the second quarter primarily reflects the combination of adverse credit events with several of our corporate debt investments and changes in our modeling assumptions regarding default, recovery and prepayment rates for our CLO investment," said Chief Executive Officer Seth M. Katzenstein. "While recent signs of stabilization in the credit markets are encouraging, corporate deficits accumulated during the recent recession continue to stress our investments.  As a result, we expect that adverse credit events in our portfolio will continue."

Portfolio and Investment Activity

As of August 31, 2009, the value of the Company's investment portfolio was $100.0 million, principally invested in 33 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 17.4% first lien term loans, 34.3%

second lien term loans, 27.1% senior secured notes, 7.7% unsecured notes, 13.3% subordinated notes of GSCIC CLO and 0.2% equity/limited partnership interests.

During the second quarter, GSC Investment Corp. made no investments in new or existing portfolio companies.  For the quarter, the Company had $4.6 million in aggregate amount of exits and repayments, resulting in net repayments of $4.6 million.

As of August 31, 2009, the weighted average current yield on the Company's first lien term loans, second lien term loans, senior secured notes, unsecured notes and the GSCIC CLO subordinated notes were 7.4%, 9.5%, 11.6%, 12.3% and 0.1%, respectively, which resulted in an aggregate weighted average current yield of 8.2%.

As of August 31, 2009, 42.7%, or $37.0 million, of the Company's interest-bearing portfolio was fixed rate debt with a weighted average current coupon of 11.7% and 57.3%, or $49.7 million, of its interest-bearing portfolio was floating rate debt with a weighted average current spread of LIBOR plus 6.8%.

Liquidity and Capital Resources

At August 31, 2009, the Company had $49.6 million in borrowings under its credit facility and an asset coverage ratio of 216%.

On July 30, 2009, an ongoing borrowing base deficiency in the Company’s credit facility became an event of default. Adverse credit conditions affecting the Company’s portfolio investments have continued throughout the second quarter and have resulted in a $14.5 million deficiency in the Company’s August 31, 2009 borrowing base, which exceeds the Company’s unrestricted cash and cash equivalents of $6.6 million at August 31, 2009. During the continuance of an event of default, the lender has the ability to terminate the facility and sell the underlying collateral necessary to satisfy outstanding borrowings. The Company and its lender continue to discuss possible solutions to the event of default and the lender has elected not to accelerate the obligation to date, but has reserved the right to do so.

"The adverse economic environment that persists in the marketplace continues to have a negative effect on several of our portfolio companies. Some portfolio companies have experienced worse than expected declines in operating performance, while others have been unable to refinance maturing debt,” said Mr. Katzenstein. "We believe that the best way to maximize the value of underperforming and stressed investments is to actively manage them through the workout process leveraging the experience of our investment adviser GSC Group and the common ownership of other GSC Group-managed funds.”

The Company continues to work with the investment banking firm of Stifel Nicolaus & Company as it actively evaluates strategic alternatives to maximize long-term shareholder value.

Dividend

The Company’s Board of Directors has decided not to declare a dividend for the second quarter of fiscal year 2010.

2010 Second Quarter Conference Call/Webcast Information

When: Friday, October 16, 2009, 10:00 a.m. Eastern Time (ET)

Call: Interested parties may participate by dialing (877) 681-3372 (U.S. and Canada) or (719) 325-4923 (outside U.S. and Canada). A replay of the call will be available from 1:00 p.m. ET on Friday, October 16, 2009 through 11:59 p.m. ET on Wednesday, October 28, 2009 by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (outside U.S. and Canada), passcode for both replay numbers: 5269467.

Webcast: Interested parties may also access a simultaneous webcast of the call by going to http://ir.gscinvestmentcorp.com/events.cfm. A replay of the webcast will be available from 1:00 p.m. ET on Friday, October 16, 2009 through 11:59 p.m. ET, Wednesday, October 28, 2009.

About GSC Investment Corp.

GSC Investment Corp. is a specialty finance company that invests primarily in leveraged loans and mezzanine debt issued by U.S. middle-market companies, high yield bonds and collateralized loan obligations. It has elected to be treated as a business development company under the Investment Company Act of 1940. The Company may also opportunistically invest in distressed debt, debt issued by non-middle market companies, and equity securities issued by middle and non-middle market companies. The Company draws upon the support and investment advice of its external manager, GSC Group, an alternative asset investment manager that focuses on complex, credit-driven strategies. GSC Investment Corp. is traded on the New York Stock Exchange under the symbol "GNV."

GSC Investment Corp.

Consolidated Balance Sheets
	As of
	August 31, 2009	February 28, 2009
	(unaudited)
ASSETS
Investments at fair value
Non-control/non-affiliate investments (amortized cost of $132,206,257 and $137,020,449, respectively)	$86,689,407	$96,462,919
Control investments (cost of $29,233,097 and $29,905,194, respectively)	13,348,381	22,439,029
Affiliate investments (cost of $0 and $0, respectively)	318	10,527
Total investments at fair value (amortized cost of $161,439,354 and $166,925,643, respectively)	100,038,106	118,912,475
Cash and cash equivalents	6,643,998	6,356,225
Cash and cash equivalents, securitization accounts	434,918	1,178,201
Outstanding interest rate cap at fair value (cost of $131,000 and $131,000, respectively)	89,347	39,513
Interest receivable, net of reserve	2,514,815	3,087,668
Deferred credit facility financing costs, net	-	529,767
Management fee receivable	650,062	237,370
Other assets	596,870	321,260

Total assets	$110,968,116	$130,662,479

LIABILITIES
Revolving credit facility	$49,580,451	$58,994,673
Management and incentive fees payable	3,135,958	2,880,667
Accounts payable and accrued expenses	547,739	700,537
Interest and credit facility fees payable	408,695	72,825
Due to manager	5,942	-
Total liabilities	$53,678,785	$62,648,702

STOCKHOLDERS' EQUITY
Common stock, par value $.0001 per share, 100,000,000 common shares authorized, 8,291,384 and 8,291,384 common shares issued and outstanding, respectively	829	829
Capital in excess of par value	116,943,738	116,943,738
Accumulated undistributed net investment income	9,766,239	6,122,492
Accumulated undistributed net realized loss from investments and derivatives	(7,978,576)	(6,948,628)
Net unrealized depreciation on investments and derivatives	(61,442,899)	(48,104,654)
Total stockholders' equity	57,289,331	68,013,777

Total liabilities and stockholders' equity	$110,968,116	$130,662,479

NET ASSET VALUE PER SHARE	$6.91	$8.20

GSC Investment Corp.

Consolidated Statement of Operations

	For the three months ended August 31		For the six months ended August 31
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME
Interest from investments
Non-Control/Non-Affiliate investments	$2,654,665	$4,144,437	$5,973,505	$8,603,561
Control investments	449,485	1,111,003	1,317,714	1,746,389
Total interest income	3,104,150	5,255,440	7,291,219	10,349,950
Interest from cash and cash equivalents	6,991	36,008	20,182	102,697
Management fee income	516,939	489,148	1,037,931	1,011,887
Other income	57,278	54,279	100,412	82,494
Total investment income	3,685,358	5,834,875	8,449,744	11,547,028

EXPENSES
Interest and credit facility financing expenses	1,405,548	623,611	2,048,441	1,456,809
Base management fees	505,314	705,532	1,053,058	1,454,031
Professional fees	341,998	315,130	681,778	660,589
Administrator expenses	171,861	260,946	343,722	509,344
Incentive management fees	-	407,027	322,183	747,134
Insurance	223,459	177,162	429,476	344,648
Directors fees and expenses	63,136	73,276	145,136	139,885
General & administrative	66,145	77,904	125,925	142,941
Expenses before manager expense waiver and reimbursement	2,777,461	2,640,588	5,149,719	5,455,381
Expense reimbursement	(171,861)	(260,946)	(343,722)	(559,059)
Total expenses net of expense waiver and reimbursement	2,605,600	2,379,642	4,805,997	4,896,322

NET INVESTMENT INCOME	1,079,758	3,455,233	3,643,747	6,650,706

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS:
Net realized gain/(loss) from investments	(1,024,796)	173,681	(1,029,948)	(129,819)
Net realized gain from derivatives	-	14,364	-	30,454
Net unrealized depreciation on investments	(16,157,371)	(6,194,371)	(13,388,079)	(6,279,188)
Net unrealized appreciation/(depreciation) on derivatives	14,147	(16,328)	49,834	(28,326)
Net loss on investments	(17,168,020)	(6,022,654)	(14,368,193)	(6,406,879)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(16,088,262)	$(2,567,421)	$(10,724,446)	$243,827

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(1.94)	$(0.31)	$(1.29)	$0.03

WEIGHTED AVERAGE COMMON STOCK OUTSTANDING - BASIC AND DILUTED	8,291,384	8,291,384	8,291,384	8,291,384

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